Exhibit 10.13

SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made as of the 10th day of March 2004 between:

(1)	CHINA INTERACTIVE (SINGAPORE) PTE LTD, a company incorporated in the Republic of Singapore and having its registered office at 45 Sam Leong Road, Singapore 207935 hereinafter referred to as “CIS”);

(2)	GAMENOW.NET (HONGKONG) LTD, a company incorporated in Hong Kong and having its registered office at 22/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (hereinafter referred to as “GN”);

(referred to each as a “Party” or “Shareholder” and collectively as “Parties” or “Shareholders” to this Agreement and “Parties” or “Shareholders” shall also include any Party or Shareholder who has executed a Deed of Ratification & Accession to this Agreement pursuant to Clause 11)

AND

(3)	CHINA THE9 INTERACTIVE LIMITED, a company incorporated in Hong Kong and having its registered office at 22/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (hereinafter referred to as the “Company”).

WHEREAS

(A)	The Company is a private company limited by shares incorporated in Hong Kong and has at the date hereof an authorised share capital of HK$ consisting of ordinary shares of HK$1.00 each.

(B)	The Parties intend to participate in the equity of the Company and have agreed to enter into this Agreement pursuant to which CIS and GN will subscribe for and be allotted and issued Shares in the capital of the Company, and the Parties will operate the Company as a joint venture company upon the terms and conditions of this Agreement.

NOW, THEREFORE IT IS AGREED as follows: -

1	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions when used with initial capital letters shall have the meanings set forth below:-

Articles means in relation to the Company, its articles of association or other similar document regulating its governance, which shall be amended to reflect the fullest extent possible the relevant terms of this Agreement;

Board or Board of Directors means the board of directors for the time being of the Company;

Business has the meaning ascribed thereto in clause 3;

Director means any director of the Company for the time being including alternate directors;

Fair Value means a price representing the fair value of the Shares as agreed between the Parties valuing the Company as a going concern or failing such agreement as determined conclusively by the auditors of the Company acting as experts and not as arbitrators on the following assumptions; (i) valuing the Shares as on an arm’s length sale between a willing vendor and a willing purchaser; (ii) the Company carrying on business as a going concern; and (iii) valuing the Shares as a ratable proportion of the total value of the issued share capital of the Company which value shall not be discounted or enhanced by reference to the number of the Shares and the fees, cost and expenses incurred on the determination of the Fair Value shall be borne by the seller of the Shares.

IPO means the initial public offering of the Shares of the Company on a recognised stock exchange as may be agreed by the Parties;

Person means any individual, corporation, business trust, partnership, association (whether or not incorporated) or any other entity whatsoever;

Related Party means as to any person, any other person directly or indirectly controlling or controlled by or under common control with such person. For purposes of this definition, the term “control” when used with respect to a person means the direct or indirect ownership of fifty per cent (50%) or more of the voting power of a person. Related Party refers to each or any of them;

Shares means ordinary shares of HK$1.00 each in the share capital of the Company; and

Shareholders means CIS and GN as the shareholders of the Company and any other person or persons holding any Shares who shall have become a Party to this Agreement by executing a deed of ratification and accession and Shareholder shall mean any one of them.

1.2	In this Agreement, unless the context or subject matter otherwise requires:-

1.2.1	The singular includes the plural and vice versa;

1.2.2	Words importing one gender include the other gender and words importing persons include corporations and unincorporated bodies of persons and vice versa;

1.2.3	References to Clauses, Schedules and Appendices are references to clauses, schedules to and appendices of this Agreement;

1.2.4	References to agreements and deeds include all renewals, extensions and amendments thereof;

1.2.5	The table of contents and headings to the clauses herein are for convenience of reference only and do not form part of this Agreement or affect the interpretation thereof; and

1.2.6	Any reference to a statutory provision includes that provision as from time to time modified or re-enacted so far as such modification or re-enactment applies or is capable of applying to any transaction entered into under or in connection with this Agreement.

1.3	The Schedules to this Agreement shall form part of this Agreement and references to “this Agreement” and “herein” shall be construed accordingly.

2.	SHARE CAPITAL

2.1	CIS and GN shall as soon as practicable after the date of this Agreement make an unconditional and irrevocable application in writing to the Company for the allotment to that Party for cash consideration for the number of Shares hereinafter set out against its name in the capital of the Company, subject to the terms that such Shares shall be payable in full upon application and neither Party will withdraw any application so made.

	No. of shares	Consideration
CIS	2,000 Shares	US$	2 million
GN	2,350 Shares	US$	2.35 million

Rest	5,650 Shares
TOTAL	10,000 Shares

3.	BUSINESS OF THE COMPANY

3.1	The Business of the Company shall be to develop, produce, publish and market interactive games, media, software and solutions for the greater China market. The Company shall also acquire a license from Vivendi Universal Games for the World of WarCraft game.

3.2	The Business shall be conducted in the best interests of the Company on sound commercial profit making principles so as to generate the maximum achievable maintainable profits available for distribution and otherwise in accordance with any other general principles as may from time to time be agreed between the Shareholders in writing.

4.	BOARD OF DIRECTORS

4.1	Subject to applicable law, the number of Directors (excluding alternate directors) of the Company shall unless otherwise decided agreed in writing by the Parties, be not less than two (2) and not more than seven (7).

4.2	Subject to Section 4.2.3, the business of the Company shall be supervised and managed by the Board consisting of three (3) directors as follows :-

4.2.1	Two (2) representative Directors to be nominated and appointed by GN (“GN Directors”); and

4.2.2	One (1) representative Directors to be nominated and appointed by CIS (“CIS Directors”).

4.2.3	Notwithstanding Section 4.2.2 above, at any time CIS ceases to have any ownership interest in C9I, CIS shall not have right to appoint any representative Director

4.3	The right of appointment conferred on a Shareholder hereunder shall include the right by that Shareholder to remove at any time from office such person appointed by that Shareholder as a Director and the right of that Shareholder at any time and from time to time to determine the period which such person shall hold the office of Director. Whenever for any reason a person ceases to be a Director, the Shareholder which had appointed him shall forthwith appoint another person in his place as Director.

4.4	Any such appointment, removal or determination of the period of office of a Director shall be made in writing by the Shareholder or his duly authorised agent and shall take effect on and from the date on which notice in writing thereof is received by the Secretary of the Company or delivered to a meeting of the Director. Subject to applicable laws in force and save in relation to the Independent Directors, no Director may be removed from office except by the Shareholder who had nominated the Director.

4.5	Any Director may by notice in writing delivered to the secretary of the Company, appoint any person (not disapproved by a majority of the other Directors for the time being) to be an alternate Director in his place and may at any time remove the alternate Director so appointed by him from office.

4.6	The person so appointed as alternate Director shall not be entitled to receive any remuneration from the Company but shall be entitled to receive notices of and to attend and vote at meetings of the Board and count towards a quorum and shall automatically vacate his office on the expiration of the term or if his appointer ceases for any reason to be a Director.

4.7	The Chairman of the Board of Directors shall be a GN Director. The Chairman shall not have an additional casting vote. The Chairman of the Board of Directors shall preside as Chairman at every general meeting. In his absence, the Board of Directors may choose one (1) Director to be Chairman of the meeting.

4.8	The Board of Directors shall meet at least four (4) times in each financial year of the Company at such location as it may determine. Save as aforesaid, additional meetings of Directors may be convened by any Director.

4.9	A Meeting of the Board of Directors shall be convened by any Director by notification to the Secretary of the Company, who shall give least fourteen (14) days’ notice in writing, (exclusive both of the day on which the notice is served or deemed to be served and of the day for which the notice is given) provided that all the Directors may waive or agree to short notice thereof or of meetings scheduled at fixed dates in advance. Meetings are to be accompanied by an agenda and Directors shall transact the business as set forth in the agenda unless the Directors otherwise agree.

4.10	Unless otherwise determined, the quorum of all meetings of the Board of Directors shall be two (2) Directors which shall include at least one GN Director. If within half (1/2) an hour from the time appointed for such a meeting a quorum is not present, then the meeting shall stand adjourned to the same day in the following week at the same time and place or to such other day and at such other place as the Director(s) present may determine and the other Directors shall be notified in writing accordingly. The quorum at the adjourned meeting shall be any two (2) Directors which shall include at least one GN Director. A meeting of the Directors at which the quorum is present shall be able to exercise all the powers and discretions for the time being exercisable by the Directors.

4.11	The meetings of the Board may be conducted by means of telephone or audio-visual conferencing or other methods of simultaneous communication by electronic, telegraphic or other means by which all persons participating in the meeting are able to hear and be heard at all times by all other participants without the need for a Director to be in the physical presence of the other Directors and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting for the entire duration of the meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A Director may disconnect or cease to participate in the meeting if he makes known to all other Directors participating that he is ceasing to participate in the meeting and such Director shall, notwithstanding such disconnections, be counted in the quorum for such meeting. The minutes of such a meeting signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid. A meeting conducted by the aforesaid means is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one (1) of the Directors participating in the meeting was at that place for the duration of the meeting.

4.12	Subject to Clause 6, resolutions shall be passed at the Board by a simple majority vote of the Directors present in person or by his alternate at the meeting. A resolution in writing signed by the requisite majority of Directors shall be valid and effectual as a resolution passed at a duly constituted meeting of the Board and may consist of several documents in the like form each signed by one or more of the Directors. For the purposes of this sub-clause, “in writing” and “signed” include approval by facsimile transmission.

4.13	The Board shall be responsible for the management and control of the activities of the Company and for determining the overall policies and objectives of the Company, subject always to the terms of this Agreement.

4.14	In the event of any change in the shareholding structure of the Company (as contemplated by this Agreement or otherwise), the composition of the Board shall be changed to reflect the proportionate shareholding of the Shareholders by the appointment of additional Directors and/or removal of incumbent Directors.

5.	SHAREHOLDERS’ MEETINGS

5.1	Unless otherwise determined, the quorum necessary for the meeting of Shareholders of the Company shall be two (2) Shareholders of which one Shareholder shall be GN.

Shareholders under this Clause shall include persons attending by proxy or representing corporations. If within half (1/2) an hour from the time appointed for the Meeting a quorum is not present, then the meeting shall stand adjourned to the same day in the following week at the same time and place or to such other day and at such other place as the Shareholder(s) present may determine and the other Shareholders shall be notified in writing accordingly. The quorum at the adjourned meeting shall be any two (2) Shareholders.

5.2	Subject to Clause 6 and requirements under law, all Shareholders resolutions shall be passed by a simple majority of the Shareholders present and voting at a properly constituted meeting or by the requisite majority in the case of a circulating Shareholders resolution. A written resolution signed by the requisite majority of Shareholders shall be as valid and effectual as if it had been passed at a meeting of the Shareholders duly convened and held, and any such resolution may consist of several documents in like form, each signed by or on behalf of one or more Shareholders. For the purposes of this sub-clause, “in writing” and “signed” include approval by facsimile transmission.

5.2.1	In the case of a corporate body which is a Shareholder, any such resolution may be signed on its behalf by any person duly authorised by such corporate body or resolution of its directors or other governing body or by power of attorney to sign resolutions on its behalf. Such resolution in writing shall be effective as of the date of the resolution, or if the resolution is signed in two or more counterparts as of the latest date appearing on the counterparts.

6.	MATTERS REQUIRING SPECIAL CONSENT

6.1	Where questions arise or resolutions are proposed at any Board Meeting in respect of the following matters, the affirmative vote of two CIS directors or its representatives or proxy at such Board meeting shall be required to decide on such questions or pass any such resolutions (as the case may be):

6.1.1	substantial change of the nature of the business of the Company;

6.1.2	a change in the name of the Company (except as a result of the conversion of the Company into a public company for the purposes of an IPO where the only change in the name is to reflect the changed status of the Company);

6.1.3	any increase, reduction, or cancellation to the authorised or issued share capital of the Company;

6.1.4	the acquisition or disposal or dilution of any interest in any other business, company, partnership, and sole proprietorship, the net asset value of which exceeds 50% of the total assets of C9I;

6.1.5	the assignment sale or other disposal of any significant asset or assets of the Company in excess of USD 5,000,000 in any one financial year; and

6.1.6	any liquidation, winding up or dissolution of the Company.

7.	MANAGEMENT AND OPERATIONS

7.1	Each of the Shareholders agree that the business and corporate affairs of the Company shall be managed in accordance with the best business practices and the corporate management standards from time to time applied by companies in the same industry as the Company and in accordance with the agreements contained herein. To this intent and subject always to the provisions of this Agreement, it is agreed between the Shareholders hereto that :-

7.1.1	Appropriate information on all matters to be considered at each meeting of the Directors;

7.1.2	Full and complete minutes of proceedings at each meeting of the Directors shall be made and copies thereof shall promptly be dispatched to each of the Directors;

7.1.3	The Company shall, not later than the end of its financial year, finalise the preparation of the business plan of the Company for the following financial year which business plan shall be approved by the Directors;

7.1.4	All records and books of account required by all applicable laws and regulations to be kept and maintained by the Company shall be properly written up and maintained in accordance therewith and all such records and books of account shall be kept in the Company’s possession at all times and shall at any time during normal business hours be available to any Shareholder to inspect the same and to make copies and extracts from them;

7.1.5	The accounting policies, practices or procedures adopted by the Company shall comply with the requirements of all relevant laws and with all applicable statements of standard accounting practices, and generally accepted accounting principles and US GAAP;

7.1.6	The Company’s Business and corporate affairs shall in all material respects be conducted in accordance with all applicable laws and regulations of all jurisdictions in which it carries on business;

7.1.7	All such things as may be necessary or desirable to facilitate satisfaction of the Company’s obligations under all applicable laws and regulations of all jurisdictions in which the Company carries on business shall be done or executed in timely fashion; and

7.1.8	The Company transacts all its business on arm’s length terms.

7.2	The Board shall be responsible for the overall management and policies of the Company but may delegate any of its powers and responsibilities (to the extent allowed by law or the Articles) to the CEO of the Company who shall at all times be subject to the control of the Board.

7.3	The CEO will be responsible for the management of the Company’s affairs and for coordinating and supervising the day-to-day business and operations of the Company, subject to the supervision of the Board of Directors.

7.4	GN shall have the right to nominate the CEO.

7.5	The Parties agree that for the first 12 months of operation, Zhu Jun shall be the CEO of the Company;

8.	FINANCIAL MATTERS

8.1	Each of the Shareholders shall endeavour to procure that the requirements of the Company for funds to finance the Business are met as far as practicable by borrowing from banks and/or other similar sources on the most favourable terms reasonably obtainable as to interest, repayment and security, but without allowing any prospective lender a right to participate in the share capital of the Company as a condition of any loan. Such financing shall be procured, whenever possible, without any additional security by way of guarantee or otherwise from the Parties.

8.2	The Shareholders hereto agree that the Board of Directors shall determine that in accordance with prudent practices, if additional capital is required by the Company beyond that to be subscribed by the Shareholders, the Shareholders shall have the right but not the obligation to subscribe for additional shares in proportion to their shareholdings in the Company at the relevant time.

8.3

Unless otherwise agreed between the Shareholders, each Shareholder shall take such action as may be necessary to procure that, subject to the availability of profits, the appropriation of prudent and proper reserves and to the retention out of profits of funds to meet any working capital and capital expenditure requirements or any requirements as to solvency applicable to the Company under any applicable statute, regulation or ruling, the Company distributes to and among the Shareholders such proportion of its profits as is reasonably commensurate with the need for each Shareholder to receive reasonable returns on its investment in the Company.

8.4	The auditors of the Company shall be appointed by the Board. All fees and expenses of such auditors shall be borne by the Company.

8.5	The financial year of the Company shall commence on 1 January and shall end on 31 December of each year provided that the first financial year shall commence on the date of incorporation of the Company and shall end on 31 December 2004.

8.6	Subject to any applicable laws and regulations, if in respect of any accounting period, the Company has profits available for distribution, the Shareholders shall procure that at least ( )% of the profits of the Company shall be distributed by the Company to the Shareholders by way of dividends.

9.	EXERCISE OF VOTING RIGHTS

9.1	Each of the Shareholders undertakes with the other Shareholders as follows:-

9.1.1	To (so far as it is able) exercise all voting rights and powers of control available to it in relation to the Company so as to give full effect to the terms and conditions of this Agreement including, where appropriate, the carrying into effect of such terms as if they were embodied in the Memorandum and Articles of Association;

9.1.2	To procure that the Director(s) nominated by it and its other representatives will support and implement all reasonable proposals put forward at Board and other meetings of the Company for the proper development and conduct of the Business of the Company as contemplated in this Agreement and to procure (so far as it is able to by the exercise of voting rights) that the Company carries on its Business in proper and reasonable manner; and

9.1.3	Generally to use its best endeavours to promote the Business and interests of the Company.

10.	INDEMNITY

10.1	Each of the Parties hereto hereby agrees to indemnify any other Party against and save any other Party harmless from all claims, losses, damages, costs, expenses and deficiencies that may be suffered, incurred or sustained by any other Party in consequence of any breach by the Party of its obligations under this Agreement.

11.	DEED OF RATIFICATION

11.1	It shall be a condition precedent that any person other than an existing Shareholder already bound by the provisions of this Agreement (the “Subscriber”) being issued Shares by the Company, executes in such form as may be reasonably required and agreed between the other Shareholders, a deed of ratification and accession under which the Subscriber shall agree to be bound by and shall be entitled to the benefit of this Agreement upon such allotment and issue and until the Subscriber is shown to the reasonable satisfaction of the Company as being so bound, the Company shall not register the Subscriber as the holder of any Share.

11.2	It shall be a condition precedent to the right of any Party to transfer any Shares or any interest in the Shares of the Company that the transferring party and the proposed purchaser or transferee (if not already bound by the provisions of this Agreement) executes, in such form as may be reasonably required and agreed between the other Shareholder, a deed of ratification and accession under which the purchaser or the transferee shall agree to be bound by and shall be entitled to the benefit of this Agreement upon such purchase a transfer as if the transferee were an original party entitled to the benefit of this Agreement and until the purchaser or transferee is shown to the reasonable satisfaction of the Company as being so bound, the Company shall not register the purchaser or transferee as the holder of any Share.

12.	PRE-EMPTIVE RIGHTS

12.1	Save for the Shares to be issued to the parties pursuant to clause 2, all newly issued Shares in the Company must be first offered to each Shareholder in accordance with such Shareholder’s respective pro rata ownership interest in all issued Shares of the Company owned by such Shareholders prior to giving effect to the issuance of such newly issued Shares, at the same price and on the same terms as such Shares are offered generally. Such price and terms shall be specified by the Company by written notice delivered to the Shareholders (a “Pre-emptive Rights Offer”), which Pre-emptive Rights Offer by its terms shall remain open and irrevocable for thirty (30) days from the date the Pre-emptive Rights Offer is received by the Shareholders.

12.2	Notice of a Shareholder’s intention to accept, in whole or in part, its pro rata share of a Pre-emptive Rights Offer, together with such additional shares as a Shareholder desires to purchase in the event that any other Shareholder does not elect to accept its full pro rata share of the Pre-emptive Rights Offer, shall be evidenced by a notice in writing signed by such Shareholder and delivered to the Company prior to the end of the effective period of such Pre-emptive Rights Offer. In the event that any Shareholder does not elect to accept its full pro-rata share of the Pre-emptive Rights Offer, the shares not accepted to be purchased by such Shareholder shall be offered pro rata to those other Shareholders who have indicated their intention to purchase the additional shares, in proportion to their shareholding interests inter se.

12.3	After the expiration of the offer period mentioned in Clause 12.1, the Company shall have the right, for a period of ninety (90) days thereafter, to offer the shares not subscribed for by any of the Shareholders to other investors at a price per share and on terms no more favourable to such investors than as set forth in the Pre-emptive Rights Offer, provided that the investor agrees to execute and deliver to the other Shareholders and the Company a deed of ratification and accession to this Agreement.

13.	TRANSFER OF SHARES

13.1	None of the Parties shall, except with the prior written consent of the other, create or permit to subsist any pledge, lien or charge over, or grant any option or other rights or dispose of any interest in, all or any of the shares held by it (otherwise than by a transfer of the said Shares in accordance with the provisions of the Articles) and any Person in whose favour any such pledge, lien or charge is created or permitted to subsist or such option or rights are granted or such interest is disposed of shall be subject to and bound by the same limitations and provisions as embodied in this Agreement.

13.2	The transfer of Shares shall be regulated in accordance with the provisions set out in this Clause 13 and the Articles.

13.3	No transfer, sale or disposal shall be made unless the provisions continued in this Clause 13 are complied with in respect of such transfer. Any Shareholder desirous of selling or transferring its Shares (the “Offeror”) shall give a notice in writing (the “Offer”) to the other Shareholders (the “Offeree Shareholders”) describing in reasonable detail the terms and conditions of the proposed transfer including the number of Shares offered for transfer (the “Offered Shares”), the price thereof (the “Offer Price”) and the name and addresses of each proposed purchaser or transferee.

13.3.1	The Offer shall specify a period of thirty (30) days (the “Offer Period”) from the date of receipt of the Offer within which it must be accepted, failing which it will lapse as against the Shareholders to whom the Offer was made. An Offer once made shall be irrevocable except with the sanction of the other Shareholders.

13.3.2	Each Offeree Shareholder shall be entitled to purchase all or part of his Applicable Portion of the Offered Shares upon the terms and conditions of the Offer. Such entitlement shall be exercisable by written notice (an “Acceptance Notice”) to the Offeror given within the Offer Period.

13.3.3	Each Offeree Shareholder may indicate in his Acceptance Notice his wish to purchase all the Offered Shares (if any) which are not purchased by other Shareholders pursuant to the Offer (but not some only). If any Offered Shares are not so purchased, they shall be deemed accepted by the Offeree Shareholders who indicated such a wish in their notices, and if more than one then in proportion to their respective Applicable Portions.

13.3.4	If within the Offer Period, the other Shareholders (the “Buyer”) accepts the Offer by giving the Acceptance Notice to that effect to the Offeror, the Buyer shall be bound to pay the Offer Price within fourteen (14) days after the lapse of the Offer Period and the Offeror shall be bound (upon payment thereof) to transfer such Shares to the Buyer.

13.3.5	Subject to the provisions of this Clause 13.3, the Buyer which serves the Acceptance Notice shall become bound to purchase all of the Shares specified in the Acceptance Notice and any Offeree Shareholder who does not give an Acceptance Notice within the Offer Period shall be deemed to have waived its right to purchase any of the Offered Shares.

13.3.6	In any case of the Offeror after becoming bound as aforesaid makes default in transferring the Shares, the Company may receive the purchase money and the Offeror shall be deemed to have appointed any one Director or the Secretary of the Company as its agent to execute a transfer of the Shares to the Buyer and upon the execution of such transfer the Company shall hold the purchase money on trust for the Offeror. The receipt by the Company of the purchase money shall be a good discharge to the Buyer and the entry of Buyer’s name in the Register of Members shall be conclusive evidence that the transfer of Shares have been validly effected hereunder.

13.3.7	If, by the end of the Offer Period, the Offered Shares are not all agreed to be purchased pursuant to this Clause 13.3 by one or more of the Offeree Shareholders, no Offeree Shareholder may purchase any of the Offered Shares and the Offeror shall subject to Clause 13.7 and 14 be entitled to sell all but not some only of the Offered Shares to third party at a price which is not a lower than the Offer Price (unless such Shares have been offered to the Buyer at such lower price) and on no more favourable terms than those stated in the Offer. The Offeror shall give notice of any such transaction in writing to the other Shareholder and such transfer shall take place within a period of ninety (90) days of the time the Offeror becomes entitled to transfer the Shares, failing which the Offeror shall be obliged to offer the Shares again to the other Shareholders in accordance with this Clause.

13.4	The Shareholders shall procure that any transfer of Shares in accordance with this Clause 13 and the Articles and the transferee thereto shall (subject to all formalities in respect thereof having been fulfilled) be duly registered by the Company.

13.5	If (pursuant to any of the provisions of this Agreement) any Shareholder is bound to acquire any Shares and another Shareholder is bound to transfer them, then (unless otherwise expressly provided):-

13.5.1	Completion of such acquisition and transfer shall take place at the registered office of the Company or such other place as may be agreed by the Shareholders not later than fourteen (14) days after Offer Period;

13.5.2	The Shareholder obliged to transfer Shares shall deliver to the other Shareholder the certificate(s) in respect of the Shares together with a duly executed transfer form in respect thereof and shall procure the resignation of its nominees on the Board at completion without compensation for loss of office; and

13.5.3	The Shareholder obliged to acquire such Shares shall deliver to the other Shareholder a bank draft or cashier’s order in respect of the price therefore or otherwise procure payment of that sum by means acceptable to both the transferor and the transferee.

13.6

Any costs and expenses (other than stamp duty) incidental to a transfer of the Shares pursuant to this Clause 13 shall (save as provided herein) be borne by the Shareholder selling or transferring such Shares. Stamp duty shall be borne by the buying or selling

Shareholder in the manner prescribed under the relevant laws applicable to such transfer.

13.7	Any third party which purchase the Shares under this Clause 13 shall as a condition of the transfer enter into a deed with the Offeror under which such third party agrees to be bound by all the provisions then subsisting of this Agreement (including this Clause) insofar as they are applicable to the Offeror.

13.8	For the purposes of this Clause “Applicable Portion” shall mean, in relation to any shareholder, the number of Shares owned by the Buyer divided by the total number of Shares of the Company held by all the Buyers multiplied by the Offered Shares.

13.9	The restrictions on transfer of Shares contained in this clause 13 and co-sale right in Clause 14 do not apply:-

13.9.1	In the case of a transfer of any Shares owned by CIS to a Related Party or Related Parties; or

13.9.2	in the case of a transfer to a Party or Parties or to a third party after written consent of all the other Parties is obtained for such transfers.

13.9.3	The Parties shall procure that such Related Party, Related Parties or third party accepts and is bound by the terms of this Agreement and until either is so bounds the sale shall not be effective.

14.	CO-SALE RIGHTS

14.1	In the event that any Shareholder wishing to sell its Shares in accordance with Clause 13, and the Offeree Shareholder does not exercises its pre-emptive rights of first refusal set forth in Clause 13, the Offeree Shareholder (“Participating Shareholder”) shall have the right, exercisable upon written notice (the “Notice of Participation”) to the Company within 30 days after the Offer Period, to inform the Offeror and the Company in writing of its intention to participate in the Offer on terms and conditions no less favourable than those set forth in the Offer. The Notice of Participation shall indicate the number of the Participating Shareholder’s Shares at the Participating Shareholder’s sole discretion, that the Participating Shareholder elects to transfer pursuant to this Clause 14.1. The Participating Shareholder shall promptly deliver to the Company (who shall be deemed to be constituted the agent of the Offeror and the Participating Shareholder for the Offer in accordance with the Articles of the Company) for transfer to the prospective purchaser one or more share transfer forms, properly executed for transfer, which represent the number of Shares which the Participating Shareholder elects to transfer (the “Tag-Along Shares”), together with the relevant share certificates and any other documents which may be required to enable the prospective purchaser to obtain effective transfer of the Tag-Along Shares. The Offeror shall not be entitled to sell, transfer or otherwise dispose of the Offered Shares unless the prospective purchaser purchases all of the Offered Shares and the Tag Along Shares.

14.2	In the case where the prospective purchaser is willing to purchase only part and not all of the Offered Shares and the Tag Along Shares, the Offeror and the Participating Shareholders shall transfer such number of shares pro rata to their respective holdings to each other.

14.3

To the extent the Offeree Shareholder fails to participate in the Offer by the Offeror by not submitting the Notice of Participation or not submitting the Notice of Participation within the Offer Period, the Offeree Shareholder shall be deemed to have consented to the Offer by the Offeror on the terms and conditions and to the proposed transferee set forth in the Offer. With respect to that number of Shares identified in the Offer which the Offeror may sell after taking into account the number of Shares set out in the Notice of Participation that the Partcipating Shareholder has elected to be sold pursuant to this Clause 14.3, the Offeror may, not later than one hundred and twenty (120) days following delivery of the Offer, transfer such Shares to the proposed transferee identified in the Offer on terms and conditions no more favourable than those described in the Offer. At the same time, the Company shall (as agent for the Participating Shareholder) transfer the number of Shares which the Participating Shareholder has elected to transfer to the proposed transferee on the terms set out in the Offer. Any proposed transfer on terms and conditions more favourable than those described in the Offer or to a transferee not identified in such notice, as well as any subsequent proposed transfer of any of the Shares held by the Offeror, shall again be subject to the co-sale rights of the other Shareholders and shall require compliance by the Offeror with the procedures described in this Clause 14. The exercise or non-exercise of the rights of the other Shareholders hereunder to participate in one or more sales of the Offeror shall not adversely affect such Shareholder’s rights to participate in subsequent sales of Shares by the Offeror pursuant to this Clause 14.

14.4	Upon consummation of the transfer of the Shares pursuant to the terms and conditions specified in the Offer, the Offeror shall procure that the purchaser(s) remit directly to the Participating Shareholder that portion of the proceeds to which the Participating Shareholder is entitled by reason of its participation in such transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from the Participating Shareholder exercising its co-sale rights hereunder, the Offeror shall not transfer to such prospective purchaser or purchasers any of its Shares unless and until, simultaneously with such transfer, the Offeror shall purchase the Shares from the Participating Shareholder on the same terms and conditions specified in the Offer.

14.5	Any purported transfer by a selling Shareholder in violation of this Agreement shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to the Company or the Shares purported to have been so transferred. The Company shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of such Shares purported to have been so transferred.

15.	NOT IN USE

16.	DEADLOCK

16.1	This Clause shall apply in any case where a deadlock occurs which shall mean:-

16.1.1	A matter requiring either the requisite consent of the Shareholders or Directors as the case may be under Clauses 4, 5 and 6, has been considered at a meeting of the Board and/or a General Meeting of Shareholders, and no agreement has been reached by the Board and/or the Shareholders after having bona fide discussions in good faith on the matter, and such matter is not resolved within 30 days from the date of such disagreement; OR

16.1.2	A matter is not resolved by reason of an absence of a quorum in any three (3) successive Board or Shareholders’ meetings (including adjourned meetings).

16.1.3	In any such case of deadlock, each of the Shareholders shall, within seven (7) days of such deadlock having arisen, cause its appointees on the Board to prepare and circulate to the other Shareholders and other Directors a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position. Each such memorandum or statement shall be considered by each Shareholder who shall respectively use their reasonable endeavours to resolve such dispute within 30 days after delivery of the memorandum or statement mentioned herein, or such longer period as the Shareholders may agree in writing. If they agree upon a resolution or disposition of the matter, they shall jointly execute a statement setting forth the terms of such resolution or disposition and the Shareholders shall exercise the voting rights and other powers of control available to them in relation to the Company to procure that such resolution or disposition is fully and promptly carried into effect. In the event that they cannot agree upon a resolution or disposition of the matter within such 30 days or longer period, the Shareholders shall, within 30 days of the expiry of such period agree to submit the dispute between them for arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference into this Clause 16.

16.1.4	Prior to submission of a dispute to arbitration as prescribed in Clause 16.1.3, any Shareholder (“Deadlock Sale Offeror”) may, without prejudice to such other rights and remedies as it may have, give notice in writing to the Company and the other Shareholders that it desires to sell its Shares (“Deadlock Sale Offer”) to the other Shareholders (“Deadlock Sale Offerees”) at the price per Share, equal to the Fair Value of the Shares. A Deadlock Sale Offer once made shall be irrevocable except with the sanction of the Deadlock Sale Offerees.

16.1.4.1	Upon failure to reach any agreement on the Fair Value of the Shares by the Deadlock Share Offeror and the Deadlock Share Offeree, the Secretary shall procure the determination of the Fair Value within 28 days from the receipt of the Deadlock Sale Offer. The costs of such valuation shall be borne by the Company.

16.1.4.2	Upon the determination of the Fair Value pursuant to Clause 16.1.4 above, the Secretary shall inform the Deadlock Sale Offerees of the Fair Value and each Deadlock Sale Offerees shall, within 14 days of the date of the notice from the Secretary accepts or rejects the Deadlock Sale Offer to purchase all (but not some only) of the Shares of the Deadlock Sale Offeror. If more than one Deadlock Sale Offeree accept the Deadlock Sale Offer, the Shares of the Deadlock Sale Offeror shall be purchased by such Deadlock Sale Offerees in proportion to their Applicable Portions.

16.1.4.3	The Deadlock Sale Offerees shall be bound to pay the Fair Value within 14 days of its acceptance of the Deadlock Sale Offer and the Deadlock Sale Offeror shall be bound (upon payment thereof) to transfer such Ordinary Shares or RCP Shares to the Buyer.

16.1.4.4	In any case of the Deadlock Sale Offeror after becoming bound as aforesaid makes default in transferring the Shares, the Company may receive the purchase money and the Deadlock Sale Offeror shall be deemed to have appointed any one Director or the Secretary as its agent to execute a transfer of the Shares to the Deadlock Sale Offerees and upon the execution of such transfer the Company shall hold the purchase money on trust for the Deadlock Sale Offeror. The receipt by the Company of the purchase money shall be a good discharge to the Deadlock Sale Offerees and the entry of Deadlock Sale Offerees’ name in the Register of Members shall be conclusive evidence that the transfer of Shares have been validly effected hereunder.

16.1.5	If the Deadlock Sale Offer is not accepted by any Deadlock Sale Offerees, the Deadlock Sale Offeror may serve a dissolution notice (“Dissolution Notice”) in respect of the Company on the other Shareholders and immediately thereafter all the Shareholders shall take all such steps as may be necessary to forthwith wind up the Company voluntarily (whether solvent or insolvent).

16.1.6	In no circumstances shall a Shareholder create an ‘artificial deadlock’ and then exercise its rights under this Clause 16. For the purposes of this Clause 16.1.6, an ‘artificial deadlock’ shall be a deadlock caused by a Shareholder, or its appointees on the Board (a) voting against an issue or proposal in any case where the passage or approval of the same is required pursuant to this Agreement to enable the Company to carry on the Business properly and efficiently, or (b) by being absent from any Board Meeting or General Meeting without any reasonable cause.

16.2	For the purposes of this Clause 16, “Applicable Portion” shall mean, in relation to any Deadlock Sale Offeree, the number of Shares held by the Deadlock Sale Offeree divided by the total number of Shares of the Company held by all Shareholders multiplied by the number of Shares of the Deadlock Sale Offeror; and

17.	DEFAULT

17.1	If any Shareholder (the “Defaulting Shareholder”) commits or suffers an Event of Default (as defined in Clause 17.18), then the Defaulting Shareholder shall thereupon be deemed to have served on the other Shareholder(s) (“the Non-Defaulting Shareholder(s)”) a notice (“the Default Notice”) offering the following options to each of the Non-Defaulting Shareholders:

17.1.1	a put option (the “Default Put Option”), being the right of the Non-Defaulting Shareholder to require the Defaulting Shareholder to purchase from the Non-Defaulting Shareholder free from all Encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares held by the Non-Defaulting Shareholder for the time being in the capital of the Company (the “Non-Defaulting Shareholder’s Shares”) on the terms and subject to the conditions contained in this Clause 17; and

17.1.2	a call option (the “Default Call Option”), being the right of the Non-Defaulting Shareholder to require the Defaulting Shareholder to sell to the Non-Defaulting Shareholder (in their respective Shareholding Proportion inter se) free from all Encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares held by the Defaulting Shareholder for the time being in the capital of the Company (the “Defaulting Shareholder’s Shares”) on the terms and subject to the conditions contained in this Clause 17.

17.2	The date of the Default Notice shall be either: (A) the date of receipt by the Non-Defaulting Shareholders of a written notice served by the Defaulting Shareholder notifying the Non-Defaulting Shareholders of an Event of Default; or (B) the date by which the Non-Defaulting Shareholders ought to have reasonably known of the Event of Default, whichever is earlier.

17.3	In respect of the Default Put Option:

17.3.1	The Default Put Option may be exercised by the Non-Defaulting Shareholder by serving a notice in substantially the form set out in Schedule 1 (the “Default Put Option Notice”) on the Defaulting Shareholder within a period of thirty (30) days from the date of the Default Notice as set out in Clause 17.2, failing which it will lapse.

17.3.2	Upon receiving a Default Put Option Notice from the Non-Defaulting Shareholder, the Defaulting Shareholder shall purchase from the Non-Defaulting Shareholder and such Non-Defaulting Shareholder shall sell all of such Non-Defaulting Shareholder’s Shares.

17.3.3	The Non-Defaulting Shareholder’s Shares shall be sold free from all Encumbrances and with all rights and benefits attaching thereto, provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in Hong Kong, Singapore or elsewhere).

17.4	In respect of the Default Call Option:

17.4.1	The Default Call Option may be exercised by the Non-Defaulting Shareholder by serving a notice in substantially the form set out in Schedule 2 (the “Default Call Option Notice”) on the Defaulting Shareholder within a period of sixty (60) days from the date of the Default Notice as set out in Clause 17.4.2, failing which it will lapse.

17.4.2	Upon receiving a Default Call Option Notice from the Non-Defaulting Shareholder, the Defaulting Shareholder shall sell to the Non-Defaulting Shareholder willing to take up the Defaulting Shareholder’s Shares (in their respective Shareholding Proportion inter se) and such Non-Defaulting Shareholder shall purchase or procure the purchase (in Shareholding Proportion inter se) of all of the Defaulting Shareholder’s Shares.

17.4.3	The Defaulting Shareholder’s Shares shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in Hong Kong, Singapore or elsewhere).

17.5	The purchase price of the Default Option Shares shall be the Fair Value of the Default Option Shares.

17.6	For the purposes of this Clause 17, the expressions “Non-Defaulting Shareholder” and “Defaulting Shareholder” shall include the Shareholders and the registered holders for the time being of the Shares originally held by any of the Shareholders but subsequently transferred by them pursuant to this Agreement.

17.7	Each of the Shareholders undertakes with the other Shareholders that the determination of the Fair Value of the Default Option Shares shall take into consideration the following assumptions:

(a)	valuing the Default Option Shares on an arm’s length sale between a willing vendor and a willing purchaser;

(b)	that the Company would continue to carry on its business as a going concern; and

(c)	there shall be no discount or enhancement in the value of the Default Option Shares by reference to the number of the Default Option Shares as a rateable proportion of the issued share capital of the Company.

All costs incurred in the determination of the Fair Value of the Default Option Shares shall be borne by the Defaulting Shareholder.

17.8	Completion of the sale and purchase of the Default Option Shares (the “Default Option Completion”) shall take place at the registered office of the Company on the date falling fourteen (14) days after the date of the determination of the Fair Market Value of the Default Option Shares or such other date as the Defaulting Shareholder and the Non-Defaulting Shareholder may agree. For the avoidance of doubt, the Default Call Option shall lapse upon the exercise of the Default Put Option and vice versa.

17.9	On the Default Option Completion, the Default Transferor(s) shall deliver to the Default Transferee(s):

(a)	a duly executed transfer form in favour of the relevant Default Transferee(s) or its nominee(s);

(b)	the share certificates in respect of the Default Option Shares; and

(c)	any other document which may be required to enable the Default Transferees to obtain the effective transfer of the Default Option Shares to it and to be registered as the holder thereof,

and the Default Transferor(s) shall procure the resignations of the Directors which were appointed pursuant to its nominations, which said resignations shall take effect on the date of the Default Option Completion.

17.10	On the Default Option Completion, the Default Transferee(s) shall pay the purchase price for the relevant number of Default Option Shares to be purchased by it by way of a telegraphic transfer, cashier’s order, bank draft or cheque drawn on a licensed bank in Hong Kong or Singapore and made out in favour of the Default Transferor(s) or in such other manner as agreed to by the Default Transferor(s) and the Default Transferee(s) in writing.

17.11	In the case of the Default Call Option:

17.11.1	If the Defaulting Shareholder fails to complete the sale and purchase of the Default Option Shares on the Default Option Completion, any director of the Non-Defaulting Shareholder shall be deemed to have been appointed attorney of the Defaulting Shareholder with full power to execute, complete and deliver, in the name and on behalf of the Defaulting Shareholder, transfers of the Default Option Shares to the Non-Defaulting Shareholder and/or its nominees against payment of the purchase price for the Default Option Shares to the Company.

17.11.2	On payment of the purchase price to the Company, the Non-Defaulting Shareholder shall be deemed to have obtained a good quittance for such payment and the Company shall cancel the share certificate(s) representing the Default Option Shares issued in favour of the Defaulting Shareholder and issue and deliver new share certificate(s) for the Default Option Shares to the Non-Defaulting Shareholder or its nominee. On execution and delivery of the transfer of the Default Option Shares, the Non-Defaulting Shareholder shall be entitled to require that its name and/or its nominees’ names be entered in the Company’s Register of Members as the holder of the Default Option Shares and the Company shall so enter the name of the Non-Defaulting Shareholder or its nominee as the holder of the Default Option Shares.

17.11.3	The Non-Defaulting Shareholder shall procure that the Company shall forthwith pay the purchase price into a separate bank account in the Company’s name and shall hold such price in trust for the Defaulting Shareholder.

17.11.4	Where any Default Option Shares are to be transferred to nominee(s) of the Non-Defaulting Shareholder, that Non-Defaulting Shareholder shall procure that the said nominee(s) execute(s) a deed of ratification and accession under which it or they agree(s) to be bound by and be entitled to the benefit of this Agreement as if it or they were original party(ies) hereto in place of the Defaulting Shareholder.

17.12	In the case of the Default Put Option, the Defaulting Shareholder shall upon or immediately prior to the Default Option Completion, procure the immediate release of all undertakings, guarantees, indemnities, covenants, assurances, security, comfort or similar obligations (if any) given by the Non-Defaulting Shareholder or its Related Parties for the benefit of the Company or any of its subsidiaries (if any) or in relation to it or its businesses as at the date of the Default Put Option Notice and pending such release shall indemnify and keep the Non-Defaulting Shareholder and its Related Parties fully and effectively indemnified from and against all claims arising thereunder.

17.13	Any stamp duty payable on the transfer of the Default Option Shares shall be borne wholly by the Defaulting Shareholder, whether the Defaulting Shareholder is the Default Transferor or the Default Transferee. In the case of the Default Call Option, the Defaulting Shareholder shall on the Default Option Completion deliver to each of the Non-Defaulting Shareholder the stamp duty payable on the transfer of the relevant Default Option Shares by way of a cashier’s order, bank draft or cheque drawn on a licensed bank in Hong Kong or Singapore and made out in favour of the relevant Non-Defaulting Shareholder or in such manner as agreed to by the Defaulting Shareholder and the Non-Defaulting Shareholder in writing.

17.14	The restrictions on transfer of Shares contained in Clause 13 and the Articles shall not apply to the sale and transfer of the Default Option Shares pursuant to any exercise of a Default Call Option or a Default Put Option, as the case may be.

17.15	Without prejudice to the provisions of Clause 17.11, the Defaulting Shareholder hereby irrevocably and unconditionally appoints the Director(s) appointed by the Non-Defaulting Shareholder to be its attorney and on its behalf and in its name or otherwise to execute and do all such assurances, acts and things which the Defaulting Shareholder ought to do under the undertakings and provisions contained in this Clause 17 and generally in its name or otherwise and on its behalf to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which a Non-Defaulting Shareholder may deem proper in or for the purpose of fulfilling the obligations of the Defaulting Shareholder hereunder. The Defaulting Shareholder hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney(s) as is mentioned in this Clause 17.15 shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in this Clause 17.

17.16	The Parties hereto shall exercise all voting and other rights available to them to ensure the implementation of this Clause 17 and the registration of any transfer of any Shares in the Company pursuant to this Clause 17.

17.17

Notwithstanding anything hereinbefore mentioned, on the occurrence of any Event of Default as mentioned in Clause 17.18, the Non-Defaulting Shareholder may by notice to the Defaulting Shareholder request that the Company be liquidated and unless the

Shareholders otherwise disagree, they shall each take such steps as may be necessary to forthwith liquidate the Company.

17.18	For the purposes of this Clause 17, “an Event of Default” means the occurrence of any of the following:-

17.18.1	A Shareholder committing a material breach of any of its obligations under this Agreement and, in the case of a breach capable of remedy, failing to remedy the same within sixty (60) days of being specifically required in writing so to do by the Non-Defaulting Shareholder; or

17.18.2	Any encumbrancer taking possession of or a receiver or trustee being appointed over the whole or any material part of the property or assets of a Shareholder; or

17.18.3	A Shareholder becoming unable to pay its debts, or stops, suspends or threatens to stop or suspend payment of a material part of its debts, or ceases to carry on business, or making a composition or arrangement with its creditors generally, or is placed under the judicial management of a judicial manager or similar officer, or files a petition for suspension of payments or other relief of debtors or a moratorium is agreed or declared in respect of or affecting all or any material part of its indebtedness, or has a winding up order made or a resolution for the winding up passed, otherwise than for the purpose of a reconstruction or amalgamation without insolvency of which the other Shareholder has previously been informed.

17.19	Upon the exercise by any Non-Defaulting Shareholder of its right under this Clause 17, this Agreement shall terminate as against the Defaulting Shareholder subject to Clause 18.4.

18.	DURATION AND TERMINATION

18.1	This Agreement shall take effect from the date hereof and shall continue until terminated in accordance with the provisions hereof or upon the listing and quotation of the Company on a recognised stock exchange or upon the Company being put into liquidation. Without prejudice to the generality of the foregoing, Clause 19 shall remain in full force and effect following termination.

18.2	In the event that the Company shall have ceased to carry on the Business, then any Shareholder may give notice to terminate this Agreement, and a meeting of the Shareholders shall be convened to be held at the latest on the date sixty (60) days from the date of such notice of termination, at which meeting all the Shareholders as shareholders of the Company shall vote in favour of the winding-up of the Company, unless prior to the date of or at such meeting of Shareholders that the Company is not to be dissolved and that the matter is to be resolved in a different manner.

18.3	If any Shareholder sells all of its Shares in accordance with the provisions of this Agreement, then subject to clause 18.4 it shall have no further rights hereunder and shall be released from all of its obligations hereunder (save for Clause 19).

18.4	The termination of this Agreement however caused and the ceasing by any Shareholder to hold any Shares shall be without prejudice to any obligations or rights of any of the Shareholders which have accrued prior to such termination or cesser and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination or cesser.

19.	CONFIDENTIALITY

19.1

All communications between the Parties or any of them and all information and other material supplied to or received by any of them from the others which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business transactions or the financial arrangements of the Parties, or the Company or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless or until compelled to disclose by judicial or administrative procedures or in the opinion of its counsel, by other requirements of law, or the recipient can reasonably demonstrate that it is or part of it is, in the public domain, whereupon, to the extent that it is public, this obligation shall cease.

19.2	The Parties shall procure the observance of the abovementioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees and directors and those of the Company whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

19.3	The obligations contained in this Clause 19 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

20.	AGREEMENT TO PREVAIL

20.1	In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Memorandum or Articles of Association, the terms of this Agreement shall prevail as between the Shareholders and parties shall procure the amendments of the Memorandum or Articles of Association such that it confirms to the terms of this Agreement.

21.	SEVERABILITY

21.1	In the event that any clause or part of a clause in this Agreement shall, for any reason, be determined by a court or arbitral tribunal to be invalid or unenforceable then:-

21.1.1	The remaining clauses and part-clause shall not be affected, impaired or invalidated, shall remain in full force and effect and shall continue to be binding upon the Parties; and

21.1.2	So far as possible, the said clause or part-clause shall be deemed to be modified to the last degree possible so as to comply with applicable law and be valid and enforceable.

21.2	Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void and unenforceable.

22.	ASSIGNMENT

22.1	None of the Parties shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party.

23.	SUCCESSORS AND ASSIGNS

23.1	Where permitted by this Agreement, this Agreement shall enure for the benefit of and be binding on the respective successors in title and permitted assigns of each Party who shall procure in transferring any of its Shares in the Company that each such transferee agrees to be bound by terms identical, mutatis mutandis, to the terms of this Agreement (including the terms of this clause as regards any subsequent transfer of the Shares).

24.	NO PARTNERSHIP

24.1	Nothing in this Agreement shall constitute a partnership between the Parties nor constitute any Party the agent of the others.

25.	FORCE MAJEURE

25.1

None of the Parties shall be liable for any delay or default in the performance of its obligations under this Agreement caused by circumstances beyond the control and without the fault or negligence of such Party, including but not restricted to acts of God, acts of the public enemy, perils of navigation, fire, hostilities, war (declared or undeclared), blockade, labour disturbances, strikes, riots, insurrections, civil commotion, earthquakes, accidents, outbreak of severe infectious diseases or other cause(s) beyond the Party’s control. In any of the events mentioned above, the Party shall, for the duration of such event, be relieved of any such obligation under this Agreement as is affected by said event provided that:

25.1.1	The provisions of this Agreement shall remain in force with regard to all other obligations under this Agreement which are not affected by such event.

25.1.2	All Parties shall resume their full obligations under this Agreement upon the cessation of such event.

25.2	If a Force Majeure event continues for more than 120 days, the Parties shall determine the best solution to minimise the effects of force majeure. If no solution can be agreed through amicable consultations, each of the Parties shall have the right to terminate this Agreement by notice in writing to the other Parties whereupon the provisions of Clause 19.4 shall apply.

26.	GOOD FAITH

26.1	Each of the Parties undertakes with each of the others to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement and the Memorandum and Articles of Association.

26.2	The Parties shall use their respective reasonable endeavours to procure that any necessary third parties shall do, execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties may reasonably require by notice in writing to the others to carry the provisions of this Agreement and the Memorandum and Articles of Association into full force and effect.

27.	NON-WAIVER

27.1	No waiver of any provision of this Agreement nor consent to any departure therefrom by any of the Parties shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given. No default or delay on the part of any of the Parties in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof or of any other right hereunder; nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other rights, power or privilege.

28.	AMENDMENTS

28.1	This Agreement may only be amended by a document in writing signed by each of the Parties.

29.	NOTICES

29.1	Any notice, request, demand or other communication given under this Agreement shall either be delivered personally or sent by registered post or facsimile transmission. A notice shall be deemed to have been served as follows:-

29.1.1	If personally delivered, at the time of delivery;

29.1.2	If posted, at the expiration of 48 hours or (in the case of airmail) seven (7) days after the envelope containing the same was delivered into the custody of the postal authorities;

29.1.3	If sent by fax, at the time of transmission with confirmed answerback or when confirmation of receipt is received; and

29.1.4	In effecting such service, it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authority as registered mail or that the activity report on the facsimile transmission shows that it was duly transmitted.

29.2	The address, facsimile numbers and the person designated by each Party for service is as set out below. The Parties also agree to the service of process of the courts in any action or proceedings by the mailing of copies thereof by prepaid registered mail or facsimile to the Party to its address and number set out below, such service to become effective in accordance with this Clause 31 above. Nothing herein shall affect the right to service of process in any other manner permitted by law in any jurisdiction:

China Interactive (Singapore) Pte Ltd
Address:	45 Sam Leong Road Singapore 207935
Tel:
Fax:
Attn:	Mr Roland Ong

Gamenow.Net Limited (Hong Kong)
Address:	22/F, Hang Lung Centre 2-20 Paterson Street Causeway Bay Hong Kong
Tel:
Fax:
Attn:	Mr Zhu Jun

30.	COUNTERPARTS

30.1	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by facsimile and shall be as valid and effectual as if executed as all originals.

31.	ENTIRE AGREEMENT

31.1	This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with regard to this transaction.

32.	APPLICABLE LAW

32.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore and the parties submit to the non-exclusive jurisdiction of the courts of Singapore.

33.	ARBITRATION

33.1	Any dispute or controversy arising in connection with this Agreement, which cannot be settled by mutual or amicable agreement shall be finally settled in accordance with the ICC Arbitration Rules (“ICC Rules”) by one (1) arbitrator appointed in accordance with the ICC Rules. The place of arbitration shall be Hong Kong. The arbitration shall be conducted in English. The decision and award resulting from such arbitration shall be final and binding on the Shareholders. Judgment upon the arbitration award may be rendered by any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Insofar as permissible under the applicable laws, the Shareholders hereby waive all rights to object to any action for judgment or execution which may be brought before a court of competent jurisdiction on an arbitration award or on a judgment rendered thereon.

IN WITNESS WHEREOF the Parties have hereunto entered into this Agreement the date and year first above written.

Signed by	)
for and on behalf of	) /s/ Ong Toon Wah (Roland Ong)
China Interactive (Singapore) Pte Ltd	)
Pte Ltd in the presence of:-)

Signed by	)
for and on behalf of	) /s/ Zhu, Jun
Gamenow.Net Limited (HongKong))
in the presence of:-)

Signed by	)
for and on behalf of	) /s/ Zhu, Jun
China The9 Interactive Limited	)
in the presence of:-)

SCHEDULE 1

DEFAULT PUT OPTION NOTICE

Date	:	[■ insert date of notice]

To	:	[■ insert name of the Defaulting Shareholder]

From	:	[■ insert name of a Non-Defaulting Shareholder]

Cc	:	[■ insert names of the other Non-Defaulting Shareholders, if applicable]

We refer to the shareholders’ agreement (the “Shareholders’ Agreement”) dated [■ insert date of this Agreement].

Terms defined in the Shareholders Agreement have the same meaning herein.

We hereby give you notice that we require you to purchase from us in accordance with the terms and conditions of the Default Put Option, all the shares in the capital of the Company for the time being held by us, such sale to be completed on the date specified in Clause 17 of the Shareholders’ Agreement.

Yours faithfully

for and on behalf of

[■ insert name of the Non-Defaulting Shareholder]

By	:
Name	:
Designation	:

SCHEDULE 2

DEFAULT CALL OPTION NOTICE

Date	:	[■ insert date of notice]

To	:	[■ insert name of the Defaulting Shareholder]

From	:	[■ insert name of a Non-Defaulting Shareholder]

Cc	:	[■ insert names of the other Non-Defaulting Shareholders, if applicable]

We refer to the shareholders’ agreement (the “Shareholders’ Agreement”) dated [■ insert date of this Agreement].

Terms defined in the Shareholders” Agreement have the same meaning herein.

We hereby give you notice that we require you to sell to us in accordance with the terms and conditions of the Default Call Option, all the shares in the capital of the Company for the time being held by you, such sale to be completed on the date specified in Clause 17 of the Shareholders’ Agreement.

Yours faithfully

for and on behalf of

[■ insert name of the Non-Defaulting Shareholder]

By	:
Name	:
Designation	: